EXHIBIT 99.1 -- Servicer's Annual Statement of Compliance

[LITTON LOAN SERVICING LP logo]
An affiliate of C-Bass
4828 Loop Central Drive
Houston, Texas 77081
Telephone (713) 960-9676
Fax (713) 960-0539


March 10, 2005


ABSC 2004-HE4
U.S. Bank National Association
60 Livingston Avenue, EP-MN-WS3C
St. Paul, MN 55107-2292


RE: Asset Backed Securities Corporation Home Equity Loan Trust 2004-HE4, Asset Backed Pass-Through Certificates, Series 2004-HE4


To Whom It May Concern:

The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that
(i) a review of the activities of the Servicer during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2004.

Sincerely,

/s/ Janice McClure
Janice McClure
Senior Vice President


/s/ Ann Kelley
Ann Kelley
Secretary